EXHIBIT 11 - COMPUTATION OF PER SHARE EARNINGS

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
                                                  NINE MONTHS ENDED               THREE MONTHS ENDED
                                                     SEPTEMBER 30,                   SEPTEMBER 30,
                                               ------------------------          ----------------------
                                                  1998           1997              1998         1997
                                               ---------       --------          ---------   ----------

Weighted  average common shares outstanding      1,261,241     1,261,241          1,261,241   1,261,241
Weighted average equivalent shares                     --            --                 --          --
                                                ----------    ----------         ----------  ----------
Weighted average common and common stock
   equivalent shares outstanding                 1,261,241     1,261,241          1,261,241   1,261,241
                                                ==========    ==========         ==========  ==========
Net income                                      $1,057,293    $  969,876         $  366,598  $  303,213
                                                ==========    ==========         ==========  ==========
Earnings per share:
     Basic                                      $     0.84    $     0.77         $     0.29  $     0.24
                                                ==========    ==========         ==========  ==========
     Diluted                                    $     0.84    $     0.77         $     0.29  $     0.24
                                                ==========    ==========         ==========  ==========
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